Exhibit 99.1

FIRST AMENDMENT TO LOCK-UP AGREEMENT

THIS FIRST AMENDMENT TO LOCK-UP AGREEMENT (this “Amendment”), is made as of May 18, 2016, by and between THE FEMALE HEALTH COMPANY, a Wisconsin corporation (“FHC Wisconsin”), and the undersigned stockholder (“Stockholder”) of ASPEN PARK PHARMACEUTICALS, INC., a Delaware corporation (“APP”).

RECITALS

A. FHC Wisconsin and Stockholder are parties to that certain Lock-Up Agreement dated as of April 5, 2016 (the “Existing Agreement”). Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Existing Agreement.

B. In accordance with Section 6(b) of the Existing Agreement, the undersigned desire to amend the Existing Agreement as set forth in this Amendment.

AGREEMENTS

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. The following Section 5(c) is added to the Existing Agreement and the current Sections 5(c) and 5(d) of the Existing Agreement are re-numbered accordingly:

(c) Stockholder also agrees to vote, or cause to be voted, all shares of FHC Delaware Stock owned by such Stockholder, or over which such Stockholder has voting control, in whatever manner (i) in favor of all persons nominated by FHC Delaware’s nominating and corporate governance committee (each a “Committee Nominee”) for election as directors at the 2017 annual meeting of stockholders of FHC Delaware and the 2018 Annual Meeting or at any special meeting of stockholders of FHC Delaware prior to the 2018 Annual Meeting or pursuant to any written consent of the stockholders and (ii) to ensure that [a] no Committee Nominee is removed from office prior to the 2018 Annual Meeting and [b] any vacancies created by the resignation, removal or death of any Committee Nominee shall be filled pursuant to the provisions of this Section 5.

2. No Other Changes. All other terms, conditions, covenants, obligations and agreements in the Existing Agreement shall remain in full force and effect and without any change due to this Amendment. The parties to this Amendment hereby ratify and approve all terms, conditions, covenants, obligations and agreements in the Existing Agreement, as amended hereby, and agree to continue to be bound by the Existing Agreement, as amended hereby. Except as specifically set forth herein, the Existing Agreement shall remain in full force and effect in accordance with its terms. To the extent this Amendment is inconsistent with the Agreement, this Amendment shall govern and control.

3. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered originals of one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Signatures delivered by facsimile or by e-mail in portable document format (PDF) shall be binding for all purposes hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment to Lock-Up Agreement as of the date first written above.

FHC:	STOCKHOLDER:

THE FEMALE HEALTH COMPANY	[STOCKHOLDER]

By:	By:
Name: O.B. Parrish	Name:
Title: Chief Executive Officer	Title:

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